Exhibit 19.1

Next Technology Holding Inc.

INSIDER TRADING POLICY

Background

Next Technology Holding Inc. (the “Company”) and its directors, officers and employees must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so runs contrary to our values and integrity.In the United States, insider trading violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and possibly prison.

Maintaining the confidence of holders of the Company’s securities and the public markets is important. The principle underlying the Company’s policy is fairness in dealings with other persons, which requires that Company representatives not take personal advantage of undisclosed information to the detriment of others who do not have the information.

Compliance with this Policy is an individual responsibility.Every officer, director and other employee, contractor and consultant has the individual responsibility to comply with this Policy against improper insider trading.This may, from time to time, require that they forego a transaction in the Company’s securities even if they had planned to make the transaction before they learned of material nonpublic information.They may have to forego an anticipated gain or suffer a loss by waiting to trade.Likewise, delaying a transaction to comply with this Policy may present a hardship if individuals face a personal financial emergency.However, in each case this Policy must be followed by the individual wishing to trade in the Company’s securities without exception.

General Policy

No director, officer, employee, contractor or consultant (“Covered Persons”) of the Company or its subsidiaries may trade in the Company’s securities unless they are sure that they do not possess material nonpublic information. No Covered Person may disclose material nonpublic information to others who might use it for trading or pass it along to others who might trade.

Covered Persons must protect material nonpublic information from disclosure and report any suspected leaks of this information to the Company’s CFO or General Counsel.Covered Persons must not discuss material nonpublic information with any person inside or outside of the Company who does not need that information for a legitimate business purpose.

Besides the Company’s securities, Covered Persons may not trade in securities of any other company unless they are sure that they do not possess any material nonpublic information about that company that was obtained in the course of their employment with the Company, such as information about a major transaction being considered or negotiated.

Covered Persons must not recommend to anyone the purchase or sale of the Company’s securities or the securities of any other company when they are aware of material nonpublic information about the company involved.

Anyone who is a member of the immediate family of, or living in the same household as, a Covered Person will also be considered a Covered Person for purposes of this Policy.Also included are any persons or entities, including trusts, corporations, partnerships or associations, whose decisions are directed, influenced or controlled by a Covered Person.Even after a Covered Person severs their employment or other relationship with the Company, they will continue to be prohibited from trading on the basis of material nonpublic information, sharing it with others or providing tips based on this information.

Trading Prohibitions during “Blackout Periods”

In furtherance of the general policy described above, Covered Persons may only trade in the Company’s securities when no ” Blackout Period” is in effect, provided that there is no other prohibition described in this Policy.Regular blackout periods occur each quarter beginning on the first day of the calendar month after each fiscal quarter closes (April 1, July 1, October 1 and January 1) and continuing through the end of the first trading day following the public release of the Company’s financial results for that fiscal quarter.Additional ad-hoc blackout periods may be declared from time to time by the Compliance Officer.Because of the unpredictability of ad-hoc blackout periods, Covered Persons should contact the Compliance Officer whenever they are considering a transaction in the Company’s securities.

For directors and officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 D&Os”) wishing to trade, they must not only follow the blackout period restrictions but must also comply with the notification and preclearance procedures described below.

Illustration – Blackout Period

If financial results for a quarter scheduled to end June 30 are released before the stock market opens on August 8, Covered Persons are prohibited from trading from July 1 through August 8, but could trade from August 9 through September 30 (unless they are aware of material nonpublic information or the Compliance Officer has declared a special blackout period).

Trading when no Blackout Period is in Effect

Merely because a blackout period is not in effect does not mean that unrestricted trading can commence.Trading between blackout periods does not amount to a “safe harbor” through which insider trading liability can be avoided.To the contrary, Covered Persons must always use good judgment when making trading decisions, particularly when there is any possibility that material non- public information could be involved.Also, there may be compelling reasons to voluntarily limit trading beyond what is legally required.The investment community regularly follows buying and selling practices by Section 16 D&Os.Also, the Chief Executive Officer, President or Board of Directors may have preferences regarding trading conduct by the executive group.

Requirement for Preclearance of Trades for Section 16 D&Os

Section 16 D&Os may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of that transaction from the Compliance Officer.Prior to initiating any transaction in the Company’s securities, a Section 16 D&O must deliver to the Compliance Officer a written notice describing any intended transaction in the Company’s securities during a permitted trading period (a form to request preclearance is attached as Exhibit A.)Notices of intended transactions and requests for approval may be delivered by fax or e-mail to the Compliance Officer. Clearance in response to a written request for approval will generally be valid until the end of the current permitted trading period, unless an earlier deadline is imposed by the Compliance Officer or the requesting party is advised to the contrary.

Form 144 Reports

Section 16 D& Os are required to file a Form 144 before making an open market sale of the Company’ s securities. Form 144 notifies the Securities and Exchange Commission of the intention of such individuals to sell the Company’s securities. This form is the responsibility of the Section 16 D&Os but is often prepared and filed by the individual’s broker and is in addition to the Section 16 reports on Forms 3, 4 and 5 that must be filed by Section 16 D&Os.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a participant to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the participant to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the participant may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company strongly discourages you from engaging in such transactions. Accordingly, all employees (including officers) and directors of the Company, and their designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities of the Company granted to them or held, directly or indirectly, by them. Notwithstanding the foregoing, employees and directors of the Company, and their designees, may engage in general portfolio diversification transactions or investments in broad-based index funds.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Short-Swing Trading Restrictions

Section 16 D&Os must also comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934. Among other things, Section 16 may require Section 16 D& Os to pay over to the Company any profit realized from any purchase and sale (in either order) of the Company’s securities that occur within six months of each other, unless an exemption exists.

Additional Restrictions

In addition to the other restrictions described in this Policy, Covered Persons are also prohibited from engaging in the following additional transactions with respect to the Company’s securities:

●	Short sales of the Company’s securities;

●	Buying or selling put or call options on the Company’s securities; and

●	Engaging in limit orders, standing orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans that are not otherwise subject to limitations.

Definitions

Securities include common stock and derivative securities such as put and call options, options to acquire common stock including company-granted stock options, warrants, convertible debentures, preferred stock, and debt securities such as bonds and notes.

Trading includes buying or selling of securities.Bona fide gifts of securities will not be considered trading that is subject to this Policy, although you are asked to refrain from making gifts of securities if you are aware of material nonpublic information and have reason to believe that the gift recipient may soon sell the securities.Also, this Policy will not consider it to be trading regulated by the policy for a Covered Person to purchase the Company’s securities through exercise of a company granted stock option, or to elect to have the Company withhold shares subject to a stock option or other equity-based award to satisfy tax withholding requirements.However, sales of securities, whether they were purchased outright or were obtained through exercise of a stock option, are always subject to this Policy, including sales involving a broker-assisted cashless exercise of stock options (i.e., where a sale of some or all of the shares associated with a stock option happens at essentially the same time as the exercise of the option).

Material Information is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. The public, the media, and the courts may use hindsight in judging what is material, and the information may be positive or negative.See below for examples of items that are customarily viewed as material information.

Nonpublic means the information has not yet become publicly available or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community. Release of information to the media does not immediately free Covered Persons to trade.Covered Persons should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 48 hours after publication.

Penalties for Non-Compliance

Violations of this Policy may result in discipline up to and including termination of employment, as well as ineligibility to participate in the Company’s equity incentive plans.Civil and criminal penalties for violating insider trading laws are severe under U.S. laws, including Securities and Exchange Commission (SEC) Rule 10b-5 which prohibits trading on material nonpublic information.If you trade on, or “tip” others regarding, material nonpublic information, you are subject to civil penalties of up to 3 times the profit gained or loss avoided, criminal fines of up to $5,000,000 and imprisonment of up to 20 years, plus prejudgment interest and private party damages.Violations adversely affect the Company’s reputation.Furthermore, if the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.

Inquiries

Inquiries regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the Company’s CFO or General Counsel.

Examples of Material Information

Examples of particularly sensitive information that is presumed material include:

●	Financial results or financial condition

●	Projections of financial results or financial condition

●	News of a pending or proposed merger, divestiture, or acquisition

●	Default under a significant financing arrangement, or financial liquidity problems Gain or loss of a material supplier, customer or financing relationship

●	New business strategies of a significant nature

●	New equity or debt offerings

●	Significant litigation exposure due to actual or threatened litigation

●	Significant regulatory exposure due to actual or threatened action by state or federal regulators

●	Major management changes or changes in control of the company

●	Major restructuring actions or asset impairments

●	Changes in auditors

●	Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends)

●	Discovery of an error in the company’s financial statements or notification from an independent auditor that the company may no longer rely on a previously issued audit report or completed interim review

●	Creation of a material financial obligation, including long-term or short-term debt, capital or operating lease, or off-balance sheet arrangement

●	Failure by the company to satisfy a rule or standard for the continued listing of the company’s securities on a national exchange

Appointment and Duties of the Compliance Officer

The Company has appointed the Company’s General Counsel as the Insider Trading Compliance Officer (“Compliance Officer”).The Compliance Officer may assign certain of the related duties to another Company employee from time to time.

The appointment of a Compliance Officer does not shift responsibilities under this Policy away from the individual.The individual remains solely responsible for compliance with this Policy.The duties of the Compliance Officer are strictly for the Company’s benefit.Neither the Compliance Officer nor any of the Company’s employed or retained attorneys shall be deemed to represent individual employees or other Covered Persons.

The duties of the Compliance Officer shall include the following:

●	Pre-clearance of all transactions involving the Company’s securities by Section 16 D&Os (other than transactions made pursuant to an approved Rule 10b5-1 trading plan).

●	Coordinate with the Company’s internal counsel (or other designated party) in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 D&Os.

●	Serve as the Company’s designated recipient of copies of reports filed with the Securities and Exchange Commission by Section 16 D&Os under Section 16 of the Exchange Act.

●	Communicate ad-hoc blackout periods that may be declared from time to time under this Policy.

●	Coordinate the circulation of this Policy (and/or a summary thereof) to all Covered Persons upon adoption and any amendment hereto, and to new Covered Persons joining or serving the Company.